Exhibit 10.4

WATFORD INSURANCE COMPANY EUROPE LIMITED
ARCH UNDERWRITERS LTD.,
and,
solely for the limited purposes set forth herein,
HIGHBRIDGE PRINCIPAL STRATEGIES, LLC

SERVICES AGREEMENT

Section 12.06	Binding Effect	30
Section 12.07	Amendment and Waiver	30
Section 12.08	Governing Law	30
Section 12.09	Arbitration	31
Section 12.10	Counterparts	31
Section 12.11	Severability	31
Section 12.12	Headings	31
Section 12.13	Survival	31

Exhibits

Exhibit A:	Underwriting Guidelines

Exhibit B:	Schedule of Services

Exhibit C:	Fee Schedule

Exhibit D:	Operating Guidelines

Exhibit E:	Designated Employees

Exhibit F:	Business Framework

Exhibit G:	Rating Agencies

Exhibit H:	Schedule of Post-Termination Obligations

SERVICES AGREEMENT
This SERVICES AGREEMENT (this “Agreement”), dated as of December 7, 2015, is entered into by and among Watford Insurance Company Europe Limited, a Gibraltar domiciled insurance company (the “Company”), Arch Underwriters Ltd., a Bermuda exempted company with limited liability (“AUL”) and, solely for the limited purposes set forth in Sections 2.08, 9.02(a)(iii), 12.07, and 12.13, Highbridge Principal Strategies, LLC, a Delaware limited liability company (the “Investment Manager”). The Company and AUL may be referred to herein individually as a “Party” and collectively as the “Parties”.
R E C I T A L S
WHEREAS, the Company desires to retain AUL to provide the services described herein, and AUL wishes to provide such services;
WHEREAS, (i) AUL has entered into an administrative support services agreement (“AUEL Administrative Services Agreement’’) with Arch Underwriters Europe Limited, an Irish corporation and an affiliate of AUL (“AUEL”), dated as of October 1, 2014, pursuant to which AUL will delegate the performance of certain administrative services hereunder to AUEL (ii) contemporaneously herewith AUL is entering into an administrative support services agreement (“ACSI Administrative Services Agreement”) with Arch Capital Services Inc., a Delaware corporation and an affiliate of AUL (“ACSI”), pursuant to which AUL will delegate the performance of certain administrative services hereunder to ACSI, and (iii) the Company and AUL are entering into an administrative support services agreement (“Quest Admistrative Service Agreement”) with Quest Insurance Management (Gibraltar) Limited (“Quest”), pursuant to which AUL will delegate the performance of certain administrative services hereunder to Quest; and
WHEREAS, the Company and AUL have all requisite authority to enter into this Agreement.
NOW THEREFORE, in consideration of the mutual covenants and agreements herein and for other good and valuable consideration, the receipt and sufficiency whereof is hereby acknowledged, the parties hereto agree as follows:
ARTICLE I
DEFINITONS
Section 1.01 Definitions. The following terms used in this Agreement shall have the following meanings:
“Account(s)” has the meaning set forth in Section 5.0l(a)(x).
“Accounting Report” has the meaning set forth in Section 5.0l(a).
“Acquisition Expenses” has the meaning set forth in the Fee Schedule.

“ACSI” has the meaning set forth in the recitals.
“ACSI Administrative Services Agreement” has the meaning set forth in the recitals as the same may be supplemented and amended with the approval of the Company.
“Affiliate” of a specific Person means a Person that (at the time when the determination is to be made) directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the specified Person.
“Agreement” means this Services Agreement, including the Exhibits hereto, as the same may be amended, modified, supplemented or restated from time to time.
“Allocation Protocol” has the meaning set forth in the Business Framework.
“ARL’’ means Arch Reinsurance Ltd.
“ARL Quota Share Reinsurance Agreement” means the Variable Quota Share Reinsurance Agreement between the Company and ARL of even date herewith.
“AUEL” has the meaning set forth in the recitals.
“AUEL Administrative Services Agreement” has the meaning set forth in the recitals as the same may be supplemented and amended with the approval of the Company.
“AUL” has the meaning set forth in the preamble.
“AUL Termination Event” has the meaning set forth in Section 9.02(b).
“Bermuda Services Agreement” means the Services Agreement, dated as of March 24, 2014, among Watford Re Ltd., Watford Holdings Ltd., AUL and, solely for the limited purposes set forth therein, the Investment Manager, as supplemented and amended.
“Board of Directors” has the meaning set forth in Section 2.08.
“Books and Records” has the meaning set forth in Section 6.01.
“Business Framework” has the meaning set forth in Section 2.0l(a).
“Business Day” means any day on which banks are open for business in Gibraltar
“Claims Account” has the meaning set forth in Section 2.09(a)(i).
“Claims Committee” means the Company’s Large Loss Claims Committee, with the AUL members of such Committee not participating and abstaining.
“Claims Third Party” means a third party to whom the Company has delegated the right and/or duty to receive, adjust or otherwise administer individual claims in respect of Program Policies issued by the Company.

“Company” has the meaning set forth in the preamble.
“Company Termination Event” has the meaning set forth in Section 9.02(a).
“Confidential Information” has the meaning set forth in Section 11.0l(a).
“Covered Business” means all insurance contracts issued by or on behalf of the Company (including, for the avoidance of doubt, Program Policies and Excepted Business) as such contracts may be amended and/or endorsed.
“Covered Persons” has the meaning set forth in Section 11.0l(b).
“Customer” means an insured or prospective insured or other counterparty or prospective counterparty of Covered Business, or agent, broker or other intermediary acting on any of their behalf.
“Designated Employees” has the meaning set forth in Section 7.11.
“Effective Date” has the meaning set forth in Section 9.01.
“Excepted Business ‘ means Covered Business that is not subject to the Business Framework or the Underwriting Guidelines pursuant to Sections 2.02(b), 7.05(a) and/or 7.05(b).
“Excluded Business” means Excepted Business for which AUL has exercised its option pursuant to Sections 2.02(b), 7.05(a) and/or 7.05(b) to exclude from calculation of its Profit Commission.
“Fee Schedule” has the meaning set forth in Section 4.01.
“Fees” means the Underwriting Fee, the Profit Commission, the Run-Off Fee, and the other fees payable to AUL as described in the Fee Schedule.
“GAAP” shall mean United States generally accepted accounting principles, as in effect from time to time, consistently applied.
“Government Authority” means any legislature, executive branch or governmental department, commission, board, agency, court, tribunal or instrumentality having jurisdiction over the Company.
“Indemnifiable Losses” has the meaning set forth in Section 10.01.
“Indemnified Person” has the meaning set forth in Section 10.01.
“Initial Term” has the meaning set forth in Section 9.01.
“Investment Account” has the meaning set forth in the Investment Management Agreement.

“Investment Grade Account” has the meaning set forth in the Investment Management Agreement.
“Investment Management Agreement” means that certain Investment Management Agreement, dated of even date herewith, by and among the Company, the Investment Manager and, solely for the limited purposes set forth therein, AUL, as supplemented and amended.
“Investment Manager” has the meaning set forth in the preamble.
“Operating Account” has the meaning set forth in Section 2.09(b).
“Operating Guidelines” has the meaning set forth in Section 2.04.
“Origination Expenses” means (i) commissions, fees and other expenses directly allocable to the issuance of Covered Business and owed by the Company to third-party agents (including, without limitation, any Underwriting Third Parties), brokers, producers or other intermediaries, or cedents, and (ii) without duplication of clause (i), any premium taxes and other similar taxes, if any, payable by the Company with respect to Covered Business. For the avoidance of doubt, Origination Expenses do not include any Fees or Servicing Expenses.
“Outward Reinsurance” means facultative reinsurance, quota share reinsurance, excess of loss treaty reinsurance, or other reinsurance or retrocessions ceded by the Company other than the ARL Quota Share Reinsurance Agreement and the Watford Quota Share Reinsurance Agreement.
“Parent” means Watford Holdings Ltd., a Bermuda exempted company with limited liability.
“Party” has the meaning set forth in the preamble.
“Permitted Claims Account Withdrawals” has the meaning set forth in Section 2.09(a)(i).
“Permitted Operating Account Withdrawals” has the meaning set forth in
Section 2.09(b)(i).
“Person” means any individual, company, corporation, limited liability company, partnership, firm, joint venture, association, trust, unincorporated organization, Government Authority or other entity.
“PHS” means the Company’s policyholders’ surplus as set forth on the Company’s most recent audited statutory financial statements as of the relevant date.
“Premium” means the premium and all other amounts payable to the Company on Covered Business.
“Profit Commission” has the meaning set forth in Section 2(b) of the Fee Schedule.

“Program Policies” means policies issued on behalf of the Company by an Underwriting Third Party or by the Company as recommended or directed by an Underwriting Third Party.
“Quest” has the meaning set forth in the recitals.
“Quest Administrative Services Agreement” has the meaning set forth in the recitals.
“Rating Agencies” means the rating agency or agencies set forth on Exhibit G, as such Exhibit may be amended from time to time by mutual agreement of AUL and the Company.
“Renewal” of any contract means a succeeding contract with the same Customer (or its Affiliates), either identified by the Customer as a “renewal” or covering substantially the same class(es) of business, on substantially the same layer (if not proportional), and on substantially the same terms and conditions.
“Risk Modeling Systems” means any risk modeling systems, methods of pricing coverage for insurance risks, methods of tracking the Covered Business and related documents and materials developed or utilized by AUL.
“Run-Off Fee” has the meaning set forth in Section 2(c) of the Fee Schedule.
“Schedule of Services” has the meaning set forth in Section 3.01.
“Schedule of Post-Termination Obligations” has the meaning set forth in Section 9.03(b).
“Services” has the meaning set forth in Section 3.01.
“Servicing Expenses” means the expenses paid or payable pursuant to Section 5 of the Fee Schedule, Run-Off Fees and fees of any Claims Third Party to the extent based on written or earned premium, but excluding any fees paid directly by the Company, or by way of reimbursement to AUL in respect of fees paid, to Quest.
“Shareholders” means the holders of common shares of the Parent.
“Term” has the meaning set forth in Section 9.01.
“Third Party Agreement” means an agreement with an Underwriting Third Party and/or a Claims Third Party.
“Underwriting Committee” means the Company’s Underwriting Committee, with the AUL members of such Committee not participating and abstaining.
“Underwriting Fee” has the meaning set forth in Section 2(a) of the Fee Schedule.
“Underwriting Guidelines” has the meaning set forth in Section 2.0l(a).
“Underwriting Report” has the meaning set forth in Section 5.02.

“Underwriting Third Party” means a third party to whom the Company has delegated the right and/or duty to bind, issue, endorse or otherwise underwrite and/or administer individual policies issued on behalf of the Company, but always provided that such delegation is established by a Third Party Agreement consistent with the Underwriting Guidelines.
“Watford Quota Share Reinsurance Agreement” means the Quota Share Reinsurance Agreement between the Company and Watford Re of even date herewith.
“Watford Re” means Watford Re Ltd.
ARTICLE II
APPOINTMENT & AUTHORITY
Section 2.01 Appointment; Acceptance.

(a)
Subject to the terms and conditions of this Agreement, including the Business Framework attached hereto as Exhibit F (the “Business Framework”) and the Underwriting Guidelines of the Company attached hereto as Exhibit A (as amended from time to time in accordance with Section 2.08, the “Underwriting Guidelines”), the Company hereby appoints AUL to formulate the Company’s overall portfolio of insurance and to exercise full discretion in the management of the Company’s portfolio, including soliciting, negotiating, supervising the underwriting of and administering, but not binding, contracts providing insurance coverage by the Company, Third Party Agreements and any Outward Reinsurance, and provide the services and exercise the authorities specified in this Agreement. AUL hereby accepts such appointment by executing this Agreement. It is acknowledged and agreed that AUL will not be performing services in Gibraltar, that AUL will make recommendations to the Company regarding prospective Covered Business but will not have authority to bind the Company to any risk and that all decisions to bind the Company to any risks will be made by the Underwriting Committee.

(b)	AUL shall have the authority expressly conferred on it by this Agreement to provide the services described in this Agreement.
Section 2.02 Exclusivity. (a) During the term hereof (i) AUL shall be the exclusive third-party provider to the Company of the services described herein during the term of this Agreement, and (ii) except as agreed to in writing by AUL or as otherwise provided in this Agreement, no third- party other than AUL (and other than AUEL, ACSI and, as provided herein, any Underwriting Third Party and/or any Claim Third Party) shall provide to the Company services in the nature of those specified in this Agreement to be provided by, or exercise on behalf of the Company the authorities conferred on, AUL pursuant to this Agreement. For the avoidance of doubt, nothing herein shall prevent the Company from engaging a third party to provide any services that are incidental to or indirectly related to the services described herein.
(b)    AUL will analyze all existing and prospective Covered Business, Third Party Agreements and Outward Reinsurance opportunities for the Company and will provide its recommendation on such contracts and opportunities to the Company. The Company agrees that it will not, and will instruct the Designated Employees not to, take any actions inconsistent with AUL’s recommendation with respect to any Covered Business, Third Party Agreement or Outward Reinsurance without the prior approval of AUL (subject to the Underwriting Guidelines and the Business Framework), except as otherwise provided by Section 7.05. Any business resulting from any such inconsistent action shall be Excepted Business and, in addition to other rights available to AUL, any underwriting results arising from any breach of this Section 2.02(b) will, at AUL’s option, exercised within 5 Business Days of the later of the date such business is bound and the date on which AUL discovers or is notified that such business was bound, be excluded from the determination of the Profit Commission.
(c)    AUL shall be permitted to provide to its Affiliates and third parties other than the Company services similar to those described in this Agreement; provided, however, that any such provision of services to third parties does not interfere with AUL satisfying its obligations hereunder, including pursuant to the Exhibits hereto.
Section 2.03 [Reserved].
Section 2.04 Operating Guidelines. AUL shall provide the services specified in this Agreement in accordance with and subject to the Operating Guidelines attached as Exhibit D to this Agreement (the “Operating Guidelines”).
Section 2.05 Instructions; Performance Standards.
(a)    AUL shall follow such instructions as are reasonably given to it from time to time by the Company regarding the services rendered under this Agreement; provided that, except as expressly contemplated in Section 7.05, such instructions may not require AUL to act or refrain from acting in any manner not consistent with the Underwriting Guidelines and the Business Framework. The Company shall give all such instructions to AUL in writing and shall specify a reasonable amount of time in which to allow AUL to take appropriate action.
(b)    Performance Standards. AUL agrees to perform under this Agreement in accordance with the standard of care that is reasonably to be expected of a professional insurance underwriter and with the standard of care which is exercised by AUL’s Affiliates with respect to their own insurance and reinsurance business, subject to and taking into account the Underwriting Guidelines, the Business Framework and the Company’s risk tolerances and investment assumptions.
Section 2.06 [Reserved].
Section 2.07 Limitations of Authority.

(a)	AUL shall have no power or authority other than as granted and set forth herein and no other or greater power shall be implied from the granting or denial of powers specifically mentioned herein.

(b)	In addition to the other limitations expressly contained in this Agreement, AUL has no authority to:

(i)	authorize, bind or amend any Covered Business, Third Party Agreement or Outward Reinsurance on behalf of the Company;

(ii)
incur any liability on behalf of the Company other than liability incurred pursuant to or in connection with Covered Business or Outward Reinsurance in the ordinary course of business and pursuant to the terms and conditions of this Agreement;

(iii)	solicit, transact, quote, underwrite, bind or deliver policies contrary to the terms and conditions of this Agreement, including but not limited to the following:

A.	types of insurance policies other than as specifically set forth in the Underwriting Guidelines;

B.	[reserved];

C.
policies on risks which do not comply with any applicable forms, rules, rates, or filings of the Company or any applicable rating bureaus, or any applicable laws and regulations of the jurisdiction(s) in which the policy applies; and

D.
policies which cover risks located in jurisdictions other than those allowed per the Underwriting Guidelines and/or jurisdictions where the Company is not authorized to write, or has not filed necessary rates, rules and forms for, such policies, to the extent such authorizations and/or filings are required;

(iv)	issue a guaranty (other than surety and other insurance products), other than as permitted expressly in writing by the Company;

(v)	hold itself out as an agent of the Company in any other manner, or for any other purposes, than as specifically prescribed in this Agreement; or

(vi)	settle or conduct lawsuits or other disputes other than disputes relating to Covered Business, Third Party Agreements or Outward Reinsurance in accordance with Section 10 of the Schedule of Services.

(c)
Other than as set forth in the Schedule of Services, AUL shall have no authority to appoint sub-agents (other than sub-agents that are AUL Affiliates) for the Company without prior written approval of the Company, which consent shall not be unreasonably withheld.

(d)
If AUL recommends and the Company binds Covered Business which violates this Agreement, including the Underwriting Guidelines and/or the Business Framework, AUL shall promptly make reasonable best efforts to remove the Company as the insurer of any deviating risks or to have the risk assumed from the Company by another insurer or reinsurer.

(e)	AUL shall not waive any conditions or make any changes to the Company’s insurance policies, endorsements, applications, certificates of insurance or Third Party Agreements that would cause such contracts to no longer comply with the Underwriting Guidelines without the Company’s prior written approval.

(f)	[Reserved]

(g)	AUL has no authority to commit the Company to participate in voluntary insurance or reinsurance pools involving joint and several liability of insurers/reinsurers or joint ventures of any nature.

(h)	Except as provided in the Schedule of Services, AUL shall not use or authorize the use of the Company’s name, logo or service mark without the Company’s prior written consent.
Section 2.08 Underwriting Guidelines. The Underwriting Guidelines may only be amended upon the written agreement of AUL, the Company (as approved by the Board of Directors) and the Investment Manager. Notwithstanding the foregoing, the agreement of the Investment Manager shall not be required if at such time the Investment Manager is no longer serving as the investment manager of the Company.
Section 2.09 Collections; Claims Account and Operating Account. AUL agrees to perform the following services with respect to the collection of amounts due to the Company and the maintenance of the Claims Account (as defined below) and the Operating Account (as defined below):
(a)    Claims Account. AUL agrees to perform the following services with respect to the collection of amounts due to the Company and the maintenance of the Claims Account:

(i)
AUL shall diligently seek to collect all Premiums, reinsurance recoverables and other funds due to the Company in connection with Covered Business. Third Party Agreements and any Outward Reinsurance and the ARL Quota Share Reinsurance Agreement and the Watford Quota Share Reinsurance Agreement and promptly (but in no event later than 5 Business Days following receipt) deposit such payments into a separate bank account which shall be owned and established by the Company and to which AUL shall have full access and authority to make deposits and withdrawals (the “Claims Account”). All Premiums, reinsurance recoverables and other funds received by AUL on behalf of the Company pursuant to this Agreement shall be held by AUL in a fiduciary capacity for the benefit of the Company prior to being deposited in the Claims Account. AUL shall have the right to withdraw from the Claims Account Underwriting Fees, Run Off Fees, expenses, taxes or other amounts due to AUL upon receipt by the Company of an invoice therefor and all other amounts to be paid by AUL on behalf of the Company pursuant to this Agreement in respect of claim payments under Covered Business, premiums under Outward Reinsurance, the ARL Quota Share Reinsurance Agreement and the Watford Quota Share Reinsurance Agreement and any adjustment or return premiums (“Permitted Claims Account Withdrawals”). AUL shall make no deductions from the Claims Account other than Permitted Claims Account Withdrawals unless authorized in writing by the Company.

(ii)
In the event that the Company receives any Premiums, reinsurance recoverables or other funds that AUL is authorized to collect pursuant to this Agreement, the Company shall promptly return such amounts to the broker with the instructions for them to deliver such amounts correctly to AUL (and shall copy AUL on such correspondence).

(iii)
If the amount in the Claims Account is or is expected to be insufficient at any time (as reasonably determined by AUL after consultation with the Company), AUL may direct the Company to, or direct the Company to cause the Investment Manager to, deposit, within 30 Business Days, additional funds in the Claims Account in an amount identified by AUL such that, after making any pending or expected Permitted Claims Account Withdrawals, the available balance in the Claims Account will be sufficient to satisfy all such pending or expected Permitted Claims Account Withdrawals and operate the Company’s business.

(iv)
In the event that there are funds in the Claims Account in excess of those reasonably necessary to satisfy any pending or expected Permitted Claims Account Withdrawals, AUL shall notify the Company, and the Company shall withdraw the amount of such excess and deposit such funds in the Operating Account, the Investment Account and/or the Investment Grade Account.

(b)    Operating Account.

(i)
The Company shall maintain a separate bank account (the “Operating Account”) which shall be owned and established by the Company to satisfy its day-to-day operations and operating expenses other than any such obligations or expenses to be satisfied out of the Claims Account pursuant to the terms of this Agreement. The Company may withdraw amounts from the Operating Account from time to time as needed to pay such operating expenses (“Permitted Operating Account Withdrawals”).

(ii)
If the amount in the Operating Account is or is expected to be insufficient at any time (as reasonably determined by AUL after consultation with the Company), AUL may direct the Company to, or direct the Company to cause the Investment Manager to, deposit, within 30 Business Days, additional funds in the Operating Account in an amount identified by AUL such that, after making any pending or expected Permitted Operating Account Withdrawals, the available balance in the Operating Account will be sufficient to satisfy all such pending or expected Permitted Operating Account Withdrawals and operate the Company’s business.

(iii)
In the event that there are funds in the Operating Account in excess of those reasonably necessary to satisfy any pending or expected Permitted Operating Account Withdrawals, AUL shall notify the Company, and the Company shall withdraw the amount of such excess and deposit such funds in the Claims Account, the Investment Account and/or the Investment Grade Account.

(c)
AUL shall not co-mingle funds of the Company with any accounts of AUL. Reports and funds transfers to the Company shall be made in compliance with accounting and records requirements established by the Company.

ARTICLE III
SERVICES
Section 3.01 Services. AUL is authorized to, and hereby agrees to, in accordance with the Underwriting Guidelines and Business Framework, perform the services set forth herein and on the Schedule of Services attached hereto as Exhibit B (collectively, the “Services” and Exhibit B, the “Schedule of Services”) in accordance with the terms hereof.
ARTICLE IV
COMPENSATION & EXPENSES
Section 4.01 Compensation and Expenses. AUL will be entitled to Fees and reimbursement of expenses in accordance with the fee schedule annexed hereto as Exhibit C (the “Fee Schedule”).
ARTICLE V
REPORTING
Section 5.01 Accounting Reports. (a) Within 30 days following the close of each fiscal quarter, commencing with the fiscal quarter ending December 31, 2015, AUL will prepare and forward to the Company a statement of account (the “Accounting Report”), in a form acceptable to both AUL and the Company, setting forth the following items for the quarter under report with respect to Covered Business:
(i)    gross premiums written and earned;
(ii)    ceded premiums written and earned;
(iii)    net premiums written and earned;
(iv)    Origination Expenses written and earned;
(v)    any Fees (and adjustments thereto) and expenses pursuant to Section 5 of the Fee Schedule due for such fiscal quarter;
(vi)    any miscellaneous items as may be applicable; gross basis;
(vii)    paid losses, loss adjustment expenses and reserve movements on a
(viii)    balance of amounts due to or from the Company at the end of the quarter including premiums receivable, funds withheld on behalf of Watford Re or others, losses payable, reinsurance balances payable, Fees due, paid losses, loss adjustment expenses recoverable and cash call advances from Watford Re, ARL or others;

(ix)    balance of loss reserves ( case, IBNR, loss adjustment expense) and unearned premium reserves on a gross and net basis;
(x)    the balance of the Claims Account and of the Operating Account (each an “Account” and together the “Accounts”) as of the end of such fiscal quarter (the reporting obligations set forth in this clause may be satisfied by delivery of a bank statement or statements);
(xi)    the amount of all collateral supporting the Covered Business written through the date of such Accounting Report;
(xii)    any additional information required to be reported as respects the ARL Quota Share Reinsurance Agreement; and
(xiii)    such other items as mutually agreed by the Company and AUL.
(b)    Within 60 days following the close of each fiscal year, AUL will prepare and forward to the Company a compilation of the information set forth in the Accounting Reports for the immediately preceding fiscal year.
Section 5.02 Underwriting Report. Within 30 days following the close of each calendar month, AUL will prepare and forward to the Company a detailed and itemized report (the “Underwriting Report”), in a form mutually agreed by AUL and the Company, setting forth the following:

(a)	a list of all Third Party Agreements bound by the Company hereunder during the previous calendar month;

(b)
a bordereau of all individual Covered Business activity during the calendar month including with respect to each Program Policy or other policy: the policy number, the Named Insured, the effective date and expiration date, the policy limit, the estimated premium, the commission paid to the broker and/or the Underwriting Third Party and such other specific data or information regarding such contracts as the Company may reasonably request;

(c)	such other items as mutually agreed by the Company and AUL.
Section 5.03 Reserves. (a) AUL shall recommend on a quarterly basis (within 30 days of the close of each fiscal quarter or more frequently as circumstances may require) reserves to be maintained by the Company in respect of Covered Business, and the Company shall make the final determination with respect to the final amounts of such reserves. The frequency of reserve reviews and recommendation as to reserves will be based on the same methodology and principles as are used by AUL’s Affiliates. The Company shall promptly deliver to AUL a report reconciling any differences between the reserves recommended by AUL and the final reserves booked by the Company and explaining in reasonable detail for each line of business the justification for any differences.

(b)    Within 60 days after the end of the fiscal year (and 30 days following each fiscal quarter), AUL shall deliver to the Company, in a form to be agreed upon by AUL and the Company, all information and data in respect of Covered Business reasonably necessary for the Company to populate the underwriting-related schedules that the Company is required to report on annual statutory filings or otherwise required by the Company in connection with its quarterly financial statements.
Section 5.04 Reporting Timeframes after Initial Public Offering. Notwithstanding the foregoing, if the Parent consummates an initial public offering, AUL shall thereafter prepare and deliver to the Company the reports provided for in Sections 5.01, 5.02 and 5.03 within appropriate shorter timeframes to be mutually agreed such that the Company is able to provide information to the market and to investors and analysts in a timely manner after the close of each fiscal quarter and in .any case within such timeframes as are usual and customary for public reinsurance companies.
Section 5.05 Holidays. If the last day on which a report may be prepared and forwarded is not a Business Day, then the report may be prepared or forwarded on the next Business Day.
ARTICLE VI
RECORDS
Section 6.01 Maintenance of and Access to Records. The Company shall provide to AUL all documentation relating to the Covered Business, Third Party Agreements, Outward Reinsurance and the ARL Quota Share Reinsurance Agreement and the Watford Quota Share Reinsurance Agreement. AUL (or Quest acting in conjunction with AUL) will keep full and accurate accounts, ledgers, books and records (including computer generated, recorded or stored records)
(i) of all transactions pertaining to the Covered Business, Third Party Agreements, Outward Reinsurance and the ARL Quota Share Reinsurance Agreement and the Watford Quota Share Reinsurance Agreement, including contract forms, sales records, corporate and accounting records, financial records, compliance records, tax records, disclosure and other documents and filings required by law, (ii) of all correspondence (including but not limited to proof of mailing for all notices required by law or regulation) between AUL and any policyholders, agents, Underwriting Third Parties, Claims Third Parties, claimants, insurance departments or other regulatory agencies pertaining to the Covered Business, Third Party Agreements, Outward Reinsurance, the ARL Quota Share Reinsurance Agreement and the Watford Quota Share Reinsurance Agreement and (iii) clearly recording the deposits into and withdrawals from each Account ((i), (ii) and (iii) collectively, “Books and Records”); provided, however, that Books and Records will not include any information or documentation in the possession of the Company that is not provided to AUL. The Company and its representatives shall, as they may from time to time reasonably request, have access to and the right to inspect and copy, at AUL’s main offices, during regular business hours, and upon reasonable notice, the copies of the Books and Records retained by AUL and all other documents, records, data and information concerning or relating to the Covered Business, Third Party Agreements, Outward Reinsurance, the ARL Quota Share Reinsurance Agreement and the Watford Quota Share Reinsurance Agreement and each Account that are not otherwise included in the Books and Records. AUL and its representatives shall, as they may from time to time reasonably request, have access to and the right to inspect and copy, at the Company’s main offices, during regular business hours, and upon reasonable notice, the copies of the Books and Records in the possession of the Company and all other documents, records, data and information concerning or relating to the Covered Business, Third Party Agreements, Outward Reinsurance, the ARL Quota Share Reinsurance Agreement and the Watford Quota Share Reinsurance Agreement and each Account that are not otherwise included in the Books and Records. AUL shall maintain all Books and Records required by this Agreement related to the Covered Business, Third Party Agreements, Outward Reinsurance, the ARL Quota Share Reinsurance Agreement and the Watford Quota Share Reinsurance Agreement until 7 years after the expiration of the applicable contracts and shall maintain all Books and Records related to the Accounts until 7 years after AUL ceases to perform any services for the Company hereunder. AUL shall not destroy any such Books and Records without the Company’s prior written consent. AUL shall permit the Books and Records related to such Covered Business, Third Party Agreements, Outward Reinsurance, the ARL Quota Share Reinsurance Agreement and the Watford Quota Share Reinsurance Agreement and the Accounts to be audited by an auditor appointed by the Company at any time upon reasonable notice from the Company. AUL shall provide the Company with originals or copies of such Books and Records within 30 days of the Company’s request for such Books and Records at the Company’s expense and promptly following the termination or expiration of this Agreement, AUL shall deliver all Books and Records maintained by AUL pursuant to this Article VI as directed by the Company at the time of such expiration or termination of this Agreement; provided, that AUL shall be entitled to make and retain one copy of such Books and Records. AUL shall not disclose any such Books and Records to any third parties without prior written consent of the Company unless required under applicable laws and regulations. This Article VI shall survive any termination of this Agreement.
Section 6.02 Ownership of Records. The Company shall be the owner and entitled to possession of all Books and Records prepared by AUL in connection with the Covered Business, Third Party Agreements, Outward Reinsurance, the ARL Quota Share Reinsurance Agreement the Watford Quota Share Reinsurance Agreement, the Accounts and this Agreement; provided, that AUL shall be entitled to make and retain one copy of such materials.
ARTICLE VII
REPRESENTATIONS & UNDERTAKINGS OF AUL
From the date hereof and throughout the Term hereunder, AUL represents, warrants and covenants as follows:
Section 7.01 Licenses and Authorities.

(a)
AUL has and shall at all times maintain all licenses and other registrations and authorities required by law or regulation to perform the services required to be performed by AUL hereunder except as would not reasonably be expected to have a material and adverse effect on AUL, its performance of this Agreement or the Company. AUL has complied and will comply with all applicable laws, rules, and regulations except as would not reasonably be expected to have a material and adverse effect on AUL, its performance of this Agreement or the Company.

(b)
AUL represents and warrants that it is, and its officers, employees and agents are and will continue to be during the term of this Agreement and thereafter while providing any continuing services hereunder, authorized, licensed and qualified to perform any act set out in this Agreement, to the extent AUL or such officers, employees or agents are required to be authorized, licensed or qualified under applicable laws and regulations. AUL shall notify the Company promptly if AUL becomes aware that any of AUL’s officers, directors, owners, employees, or agents (i) has made, makes or is required to make a filing with any governmental authority seeking an exemption or consent under 18 U.S.C. § 1033(e)(2); (ii) has been or is convicted of any federal or state felony or any crime involving dishonesty, fraud or breach of trust; (iii) has been or is assessed any administrative penalties or fines involving dishonesty, fraud or breach of trust; or (iv) has had any licenses suspended, revoked or non-renewed.

(c)
AUL shall ensure it has producer, adjuster, business entity and other licenses required in any jurisdiction where AUL produces applications, adjusts claims or undertakes any activity under this Agreement that requires licensing prior to commencing such activity and at the request of the Company, provide copies of such licenses to the Company. AUL shall immediately notify the Company if any such license is suspended, terminated or expires.

Section 7.02 Status. AUL is a duly organized and validly existing Bermuda exempted company with limited liability.
Section 7.03 No Breach. This Agreement is a valid and binding obligation of AUL. The execution and delivery of this Agreement and the consummation of the transactions contemplated herein and the performance of the services hereunder will not breach or conflict with AUL’s bye-laws or memorandum of association, nor with any agreement, covenant, or understanding (oral or written) to which AUL is bound.
Section 7.04 Authorization. The execution, delivery, and performance of this Agreement by AUL have been duly and properly authorized by it.
Section 7.05 Ratings.

(a)
If at any time a Rating Agency communicates to the Company, Watford Re, Parent and/or AUL that it believes that any action or change with respect to the Company’s underwriting or underwriting strategy relating to Covered Business or Underwriting Guidelines and/or Watford Re’s underwriting or underwriting strategy is necessary to the Company and/or Watford Re maintaining a financial strength rating of at least “A-” (or equivalent), the Company and AUL shall work in good faith to take any appropriate actions or make any appropriate changes, subject to the Underwriting Guidelines and Business Framework. If, after working in good faith, the Company and AUL are unable to agree on such actions or changes to make, the Company, subject to the Allocation Protocol, may direct AUL to take any actions or make any changes the Company reasonably determines are necessary to the Company and/or Watford Re maintaining such Rating Agency financial strength rating of at least “A-” (or equivalent); provided that, if such actions or changes are not consistent with the Underwriting Guidelines and/or Business Framework, any business resulting from such inconsistent action shall be Excepted Business and, in addition to other rights available to AUL, any underwriting results arising from such business will, at AUL’s option, exercised within 5 Business Days of the later of the date such business is bound and the date on which AUL discovers or is notified that such business was bound, be excluded from the determination of the Profit Commission.

(b)
If at any time a Rating Agency (i) places the Company and/or Watford Re on negative outlook (or equivalent outlook) while the Company and/or Watford Re, as the case may be, has an “A-” (or equivalent) financial strength rating or (ii) threatens or advises a downgrade in the Company’s and/or Watford Re’s financial strength rating below “A-” (or equivalent), and in either case such Rating Agency attributes such action to the Company’s underwriting, underwriting strategy or underwriting results (in each case, relating to Covered Business), and/or to Watford Re’s underwriting, underwriting strategy or underwriting results (in each case, relating to Covered Business under the Bermuda Services Agreement) or any actions of AUL, AUL shall use commercially reasonable efforts to remedy such circumstances within 12 months to cause the negative outlook or threat of a downgrade to be removed by such Rating Agency, subject to the Underwriting Guidelines and the Business Framework. If such circumstances cannot be remedied consistent with the Underwriting Guidelines and/or Business Framework, the Company, subject to the Allocation Protocol, may direct AUL to take any actions or make any changes the Company reasonably determines are necessary to remedy such circumstances; provided that, if such actions or changes are not consistent with the Underwriting Guidelines and/or Business Framework, any business resulting from such inconsistent action shall be Excepted Business and, in addition to other rights available to AUL, any underwriting results arising from such business will, at AUL’s option, exercised within 5 Business Days of the later of the date such business is bound and the date on which AUL discovers or is notified that such business was bound, be excluded from the determination of the Profit Commission.

Section 7.06 Underwriting Strategy. AUL acknowledges that the Board of Directors will undertake a process annually, or more frequently as necessary, to review all relevant facts and determine a business plan for the Company for the applicable succeeding year. In addition, the Underwriting Committee will regularly assess the Company’s business, including its business plan, underwriting strategy, underwriting, underwriting results and the Underwriting Guidelines. AUL hereby agrees to furnish the Board of Directors and the Underwriting Committee with the current underwriting strategy and the proposed underwriting strategy for the following year, which strategies shall be in accordance with the Underwriting Guidelines, as well as any other information reasonably requested by the Board of Directors or the Underwriting Committee. AUL agrees to work in good faith with the Company, the Underwriting Committee and the Investment Manager to coordinate and align the underwriting strategy and the investment strategy with the Company’s business plan.

Section 7.07 Compliance with Laws. AUL shall be responsible for compliance with all applicable laws and regulations relating to the performance of its obligations under this Agreement, including managing general agency laws and regulations. If the performance of any duty or obligations hereunder constitutes the unauthorized practice of insurance by the Company in an applicable jurisdiction, AUL shall immediately notify the Company and this Agreement shall be immediately suspended in such jurisdiction.
Section 7.08 Notice of Certain Events. AUL shall promptly notify the Company of any lawsuits, regulatory actions, complaints from insurance departments or other regulatory agencies, non-routine complaints from policyholders or claimants, and material notices or requests from state insurance departments or other regulatory bodies received by AUL in connection with the Covered Business or otherwise in connection with the services provided herein.
Section 7.09 Expenses; Disputes. Except as explicitly provided hereunder, AUL shall not charge or commit the Company to any expense, agreement, payment, debt, settlement or obligation. Except as otherwise provided in Sections 7 and 10 of the Schedule of Services, AUL has no authority to litigate, arbitrate or settle any disputes or suits on behalf of the Company unless the Company has given its prior written consent.
Section 7.10 Change of Control. AUL will provide prompt written notice to the Company of any proposed (i) sale, transfer, merger, amalgamation, consolidation or reorganization involving AUL or AUEL; (ii) the acquisition by any person other than any AUL Affiliate of a more than 50% interest in, or ownership of, AUL or AUEL; (iii) the sale, transfer or other disposition of assets representing more than 50% of the assets of AUL or AUEL to a person other than any AUL Affiliate; or (iv) insolvency or bankruptcy filing of AUL or AUEL.
Section 7.11 Staff; Designated Employees. AUL shall maintain and/or contract for the services of such number of competent officers or employees as AUL reasonably determines is necessary to adequately service the Covered Business and otherwise carry out its duties and responsibilities under this Agreement. AUL shall make available to the Company, on a non-exclusive basis, the AUL and/or AUEL employees listed on Exhibit E (the “Designated Employees”) to serve as employees of the Company and perform underwriting and related services on behalf of the Company. The list of Designated Employees shall be subject to change from time-to-time as determined by AUL with the approval of the Company (by the Underwriting Committee and/or the Claims Committee, as the case may be) not to be unreasonably withheld; provided, however, that any person who leaves the employ of AUL/AUEL shall automatically cease to be a Designated Employee. The Designated Employees will be the only Company employees involved in underwriting, authorizing and, subject to the approval of the Underwriting Committee, binding the Covered Business and Third Party Agreements. Subject to Section 2.02(b) and to the supervision and approval of AUL, the Designated Employees shall be responsible for (i) negotiating, underwriting and issuing Covered Business and Third Party Agreements that comply with the Underwriting Guidelines and the Business Framework; (ii) providing indications, quotations and authorizations of terms and conditions for the issuance of Covered Business and Third Party Agreements; (iii) determining premium rates and other underwriting terms and conditions with respect to the underwriting of Covered Business and Third Party Agreements, (iv) establishing commissions, fees and other expenses to be paid to

Underwriting Third Parties, Claims Third Parties, agents, producers, brokers and other intermediaries in connection with the underwriting of the Covered Business and Third Party Agreements; (v) preparing and negotiating any related documents, including the arrangement of collateral facilities, if any, to be put in place, in connection with the underwriting of Covered Business and Third Party Agreements; (vi) negotiating and entering into commutations (whether partial or full) of Covered Business and Outward Reinsurance; (vii) effecting cancellations of Covered Business, Third Party Agreements and Outward Reinsurance in accordance with their terms and applicable law; (viii) negotiating and, subject to the Underwriting Guidelines, binding Outward Reinsurance on behalf of the Company; and (ix) negotiating and executing related documentation with respect to Outward Reinsurance, including related broker of record letters and confidentiality agreements; provided that the services provided in clauses (i) (with respect to negotiating only) and (iii) - (viii) above may be provided in conjunction with AUL. Subject to the terms of this Agreement, including the indemnification and exculpation provisions of Article XI, AUL shall be responsible for actions taken or omitted to be taken by the Designated Employees, other than actions or inactions taken (or omitted to be taken) at the direction of the Company.
Section 7.12 Underwriting Guidelines, Business Framework and Operating Guidelines. In performing its obligations under this Agreement, AUL shall at all times comply with the Business Framework, Underwriting Guidelines and, to the extent applicable, the Operating Guidelines; provided, however, that the Business Framework and Underwriting Guidelines shall not apply to Excepted Business.
ARTICLE VIII
REPRESENTATIONS & UNDERTAKINGS OF THE COMPANY
From the date hereof and throughout the Term hereunder, the Company represents, warrants and covenants as follows:
Section 8.01 Licenses and Authorities. The Company has and shall at all times maintain all licenses and other registrations and authorities required by law or regulation to conduct its business as contemplated by this Agreement. The Company has complied and will comply with all applicable laws, rules, and regulations.
Section 8.02 Status. The Company is a duly organized, licensed and validly existing Gibraltar insurance company.
Section 8.03 No Breach. This Agreement is a valid and binding obligation of the Company. The execution and delivery of this Agreement and the consummation of the transactions contemplated herein and the performance of the services hereunder will not breach or conflict with the Company by-laws or memorandum of association, nor with any agreement, covenant, or understanding (oral or written) to which the Company is bound, and will not adversely affect the application for issuance or the validity of any license of the Company.
Section 8.04 Authorization. The execution, delivery, and performance of this Agreement by the Company have been duly and properly authorized by it.

Section 8.05 Use of Name. The Company shall not use or authorize the use of AUL’s name, logo or service mark in any advertising or promotional materials without AUL’s prior written approval.
Section 8.06 [Reserved]
Section 8.07 [Reserved]
Section 8.08 Third Party Administrative Services. The Company may engage one or more third parties to perform on the Company’s behalf any necessary administrative services that are not to be performed by AUL hereunder.
Section 8.09 Leased Employees. The Company shall lease the Designated Employees from AUL and shall take such corporate action as is necessary or advisable to ensure that each Designated Employee is duly authorized to perform the functions set forth in Section 7.11 on behalf of the Company.
Section 8.10 Investment Manager. The Company shall not replace or change the Investment Manager without AUL’s prior written consent, not to be unreasonably withheld or delayed, and shall consult with AUL prior to selecting any other investment manager. The Company shall not agree to amend or waive any provision or term of Section 10 of the Investment Management Agreement without the prior written consent of AUL.
ARTICLE IX
TERM; TERMINATION
Section 9.01 Term. This Agreement is to be effective as of July 28, 2015 (the “Effective Date”). The initial term of this Agreement will expire on December 31, 2020 ( such period, the “Initial Term”); provided, however, that the term of this Agreement will automatically renew for a five-year period following the Initial Term if neither the Company nor AUL gives written notice to the other party that it will not renew at least 24 months prior to the end of the Initial Term. Thereafter, the term will continue to renew for successive five-year periods unless either party gives notice to not renew at least 24 months before the end of the then-current term. Notwithstanding the foregoing, this Agreement shall automatically expire or terminate coincident with the expiration or termination of the Bermuda Services Agreement. The period from the Effective Date until the expiration of the Initial Term together with any successive term(s) or the earlier termination of this Agreement pursuant to the foregoing sentence or Section 9.02 shall be referred to as the “Term.”
Section 9.02 Termination.

(a)	The occurrence of any of the following (each, a “Company Termination Event”) shall constitute a Company Termination Event:

(i)
(A) any public authority cancels or declines to renew AUL’s license or certificate of authority, (B) AUL is prevented from performing its obligations under this Agreement by any regulatory authority or (C) AUL is unable to perform its obligations under this

Agreement for any reason, and in each case AUL has not remedied and fully cured such circumstance within 90 Business Days;

(ii)
material non-compliance by AUL with any material law applicable to it in the performance of its obligations hereunder, which non-compliance has a material adverse effect on the Company or AUL’s performance hereunder and has not been cured within 90 Business Days of receipt of written notice from the Company or discovery by AUL;

(iii)
AUL intentionally breaches the Underwriting Guidelines, where such breach could reasonably be expected to have a material adverse effect on the Company and AUL shall have failed to cure such deviation (either by causing an AUL Affiliate to assume the inappropriate risks from the Company or otherwise) within 30 Business Days of the earlier of (x) the date on which AUL management becomes aware of any such deviation, and (y) the date on which AUL receives notice of such deviation from the Company; provided, however, that for avoidance of doubt, it is agreed and understood that no material breach of such Underwriting Guidelines shall be deemed to have occurred (A) if the Company and the Investment Manager have agreed in writing to an amendment to such Underwriting Guidelines such that AUL’s actions under the amended Underwriting Guidelines would not constitute a breach of such guidelines or (B) if such breach is approved by the Company’s Underwriting Committee in writing prior to binding a deviating contract or (C) if such breach is pursuant to instructions provided by the Company;

(iv)
a downgrade in the Company’s and/or Watford Re’s financial strength rating from a Rating Agency below “A-” (or equivalent) which is caused primarily by and attributed by such Rating Agency to underwriting relating to Covered Business (and/or Covered Business under the Bermuda Services Agreement); provided that if such a downgrade in such Rating Agency rating would not be reasonably likely to have an adverse effect on writing business or the Company and/or Watford Re, then such downgrade shall not be deemed a breach;

(v)
(A) a Rating Agency has placed the Company and/or Watford Re on negative outlook (or equivalent outlook) while the Company and/or Watford Re has an “A-” (or equivalent) financial strength rating which is caused primarily by and attributed by such Rating Agency to underwriting relating to Covered Business (and/or Covered Business under the Bermuda Services Agreement), and (B) AUL has failed to adequately correct such circumstances within 12 months; provided that if such negative outlook and failure to correct would not be reasonably likely to have an adverse effect on writing business or the Company and/or Watford Re, then such negative outlook and failure to correct shall not be deemed a breach;

(vi)
failure by AUL to use substantially the same standard of care and process in underwriting business (other than Excepted Business) and handling claims on behalf of the Company as AUL’s insurance and reinsurance company Affiliates use in respect of their retained insurance and reinsurance business, as applicable, taking into account the Underwriting Guidelines, the Business Framework, the Company’s risk tolerances and investment assumptions, and any directions of the Company, which failure has not been cured within 90 Business Days of receipt of written notice from the Company; or

(vii)
a change of control of AUL that results in a breach of AUL’s obligations pursuant to this Agreement, which breach has not been cured within 90 Business Days of receipt of written notice from the Company.

(b)	The occurrence of any of the following shall constitute a AUL termination event (each, a “AUL Termination Event”):

(i)
the determination by AUL that the termination of this Agreement is necessary or advisable to comply with any current or future laws, rules, regulations or legal requirements applicable to AUL or its affiliates;

(ii)	insolvency or bankruptcy of the Company or Parent;

(iii)
material non-compliance by the Company with any material law or regulation applicable to the Company (other than any non-compliance resulting from AUL’s action or failure to act in accordance with the terms of this Agreement), which non- compliance has a material adverse effect on the Company and has not been cured within 90 Business Days of receipt of written notice from AUL or discovery by the Company;

(iv)
non-payment of a material amount due to AUL or failure to deposit funds or cause the deposit of funds in the Claims Account as required under Section 2.09(a)(iii), which failure has not been cured within 90 Business Days of receipt of written notice from AUL;

(v)
any material failure of the Company or any Designated Employee acting (or failing to act) upon instruction from the Company to comply with Section 2.02(b) and the Company shall not have cured such failure within 90 Business Days of the earlier of (x) the date on which Company management becomes aware of it and (y) the date on which the Company receives notice of such failure from AUL; or

(vi)	[Reserved].

(c)
Upon the occurrence of a Company Termination Event, the Company may, at its option, terminate this Agreement by delivering to AUL a written notice of termination indicating the Company Termination Event causing such termination and the effective date of such termination.

(d)
Upon the occurrence of a AUL Termination Event, AUL may, at its option, terminate this Agreement by delivering to the Company a written notice of termination indicating the effective date of such termination (and, unless AUL is terminating this Agreement pursuant to Section 9.02(b)(i) or (iv), such effective date shall take into consideration such reasonable transition period as may be requested by the Company).

Section 9.03 Effect of Termination. The rights and obligations of the Parties following the expiration of the Term of this Agreement or following a termination pursuant to Section 9.02 are as set forth on Exhibit H hereto (the “Schedule of Post-Termination Obligations”)
ARTICLE X
INDEMNIFICATION & EXCULPATION

Section 10.01 Indemnification by the Company. To the fullest extent permitted by applicable law, the Company will indemnify and hold harmless AUL and its members, managers, officers, partners, Affiliates and employees (each, an “Indemnified Person”) from and against any losses, damages, liabilities, deficiencies, actions, judgments, interest, awards, penalties, fines, costs or expenses of whatever kind, including reasonable attorneys’ fees and the cost of enforcing any right to indemnification and the cost of pursuing any insurance providers (collectively, “Indemnifiable Losses”) suffered or sustained by an Indemnified Person by reason of the fact that he, she or it was an Indemnified Person, including, without limitation, any judgment, settlement, reasonable attorneys’ fees and other costs and expenses incurred in connection with the defense of any actual or threatened action or proceeding; provided that the Company shall not be liable to any Indemnified Person to the extent such lndemnifiable Losses resulted from an action or inaction, or mistake of judgment, taken by an Indemnified Person that constituted fraud, gross negligence or intentional misconduct, in each case as determined in a final non- appealable judgment by a court of competent jurisdiction. The Company will advance to any Indemnified Person reasonable attorneys’ fees and other costs and expenses incurred in connection with the investigation and/or defense of any such action or proceeding. If for any reason (other than such Indemnified Person’s fraud, gross negligence or intentional misconduct, in each case as determined in a final non-appealable judgment by a court of competent jurisdiction) the indemnification described in this paragraph is unavailable to any Indemnified Person in connection to an Indemnifiable Loss, or insufficient to hold it harmless, then the Company shall contribute to the amount paid or payable by such Indemnified Person as a result of such Indemnifiable Loss in such proportion as is appropriate to reflect the relative benefits received by the Company, on the one hand, and such Indemnified Person, on the other hand, or, if such allocation is not permitted by applicable law, to reflect not only the relative benefits referred to above but also any other relevant equitable considerations

Section 10.02 No Guarantees; Exculpation. All business underwritten for the Company’s account will be the Company’s risk. The Company will bear all of the risk with regard to all of the lines of business written or facilitated by AUL and/or its delegates on behalf of the Company. AUL has not made and does not make any representation, warranty or guarantee whatsoever as to the success or profitability of any line of business or AUL’s underwriting methods and strategies, and the Company has not relied on any representation, warranty or guarantee from AUL or any of its affiliates, principals, officers, directors, members, managers, employees, agents or representatives, and has not entered into this Agreement in consideration of or in reliance upon any such representation, warranty or guarantee from AUL or any of its affiliates, principals, officers, directors, members, managers, employees, agents or representatives. No Indemnified Person will be liable to the Company for any Indemnifiable Losses suffered by the Company in connection with any matters to which this Agreement relates, including, but not limited to, underwriting losses, except those lndemnifiable Losses resulting from (x) such Indemnified Person’s gross negligence or intentional misconduct, or (y) material intentional breaches of the Underwriting Guidelines by AUL, which breaches are not cured within 90 days of the earlier of (A) the date on which AUL becomes aware of such breach, and (B) the date on which AUL receives a notice of such breach from the Company; provided, however, that for avoidance of doubt, it is agreed and understood that no breach of the Underwriting Guidelines shall be deemed to have occurred where (A) the Company and the Investment Manager have agreed in writing to an amendment to such Underwriting Guidelines such that AUL’s actions under the amended Underwriting Guidelines would not constitute a breach of such guidelines or (B) if the alleged breach was approved by the Underwriting Committee in writing or (C) if such breach is pursuant to instructions provided by the Company. An Indemnified Person may consult with reputable legal counsel, accountants, consultants or other advisors in respect of any matters to which this Agreement relates, and shall not be liable to the Company for any action or inaction which is taken or omitted in good faith, in reliance upon and in accordance with the opinion or advice of such counsel, accountants, consultants or other advisors; provided that such counsel, accountants, consultants and other advisors shall have been selected and monitored with reasonable care.
ARTICLE XI
CONFIDENTIALITY
Section 11.01 Confidentiality.

(a)
Each Party hereby acknowledges that, as a result of the performance of this Agreement, it has and will acquire non-public information with respect to the other Party and its affairs, including: (i) information relating to the business, finances, underwriting strategy, underwriting results, methods of operation, business plans, marketing strategies and other information relating to AUL and its Affiliates and/or the Company and its Affiliates and (ii) other trade secrets and proprietary information of AUL and its Affiliates and/or the Company and its Affiliates ((i) and (ii) hereinafter collectively referred to as “Confidential Information”).

(b)
During the term of this Agreement, and at all times thereafter, each Party shall, and shall cause each of its or its Affiliate’s directors, officers, employees and agents (such Persons, collectively “Covered Persons”) to, keep confidential (to the extent required hereby) all Confidential Information of the other Party that any of them may obtain and not to use such Confidential Information for any purpose other than in the course of the performance of this Agreement.

(c)
The foregoing restrictions shall not apply with respect to any Confidential Information (i) previously known to either Party through a source, to such Party’s knowledge, not bound by any obligation to keep such Confidential Information confidential, (ii) lawfully obtained by either Party from a source other than the other Party, which source, to such Party’s knowledge, is not bound by any obligation to keep such Confidential Information confidential, (iii) the disclosure of which by a Covered Person is necessary to carry out the purposes of this Agreement (which, for avoidance of doubt, may include disclosure by Covered Persons of Confidential Information to prospective clients and reinsurers for the purpose of generating business), provided, however, that such disclosure referred to in this clause (iii) shall be limited to the extent reasonably necessary to protect the rights of the other Party with respect to its Confidential Information, and that as a condition to disclosing any Confidential Information to any person who is not bound by a duty of confidentiality to such other Party, such person shall be informed of the confidentiality obligations hereunder, or (iv) independently developed by either Party without reference to the Confidential Information.

(d)
A Party may disclose any Confidential Information if and as required as a result of any governmental investigation, court order, subpoena, deposition, interrogatory, request for documents, civil investigative demand, or similar legal duress, and to the extent reasonably necessary for such Party or any of its Affiliates to comply with applicable securities laws and regulations and stock exchange requirements and the applicable regulations of other regulatory agencies having jurisdiction over such Party or any of its Affiliates; provided, however, that the disclosing Party, to the extent practicable, shall first (i) notify the other Party in writing of such contemplated disclosure, (ii) consult with the other Party on the advisability of taking steps to resist or narrow the scope of such disclosure, and (iii) if disclosure is required or deemed advisable, assist the other Party at such other Party’s expense in any attempt that such Party may take to obtain an order or other reliable assurance that confidential treatment will be accorded to the Confidential Information so disclosed.

(e)	Notwithstanding anything provided in this Section 11.01, Confidential Information of the Company may be disclosed with the prior written consent of the Board of Directors.
ARTICLE XII
MISCELLANEOUS
Section 12.01 Relationship of the Parties. Nothing contained herein shall create an employer/employee relationship between the Company and AUL. Except as expressly granted by the other Party in writing, neither Party shall have any authority, express or implied, to act as an agent of the other Party or its subsidiaries or Affiliates under this Agreement. It is not the intent of the Parties hereto to create, nor should this Agreement be construed to create, a partnership, joint venture or employment relationship among or between the Parties (including their respective officers, employees, agents or representatives).
Section 12.02 Entire Agreement; Integration of Rights. This Agreement, together with the Investment Management Agreement and the other documents and agreements executed by the Parties on the date first above written, contain the entire understanding of the Parties hereto with respect to the subject matter hereof and supersede all prior agreements and understandings (except for the Investment Management Agreement) among the Parties relating to the subject matter hereof, and each Party hereto agrees that each and every such prior agreement and is terminated and replaced in its entirety by the rights created by this Agreement, the Investment Management Agreement and the other documents and agreements executed by the Parties on the date first above written.

Section 12.03 Assignment. This Agreement will be binding upon and inure to the benefit of the Parties hereto and their respective successors and permitted assigns. Notwithstanding the foregoing, and except as otherwise provided in this Agreement, no Party may pledge, assign, transfer, subcontract or delegate, either in whole or in part, its rights and obligations under this Agreement (except to an Affiliate of such Party) without the prior written consent of the other Party. For the avoidance of doubt, AUL may subcontract and/or delegate its obligations under this Agreement to its Affiliates or non-Affiliates, including, without limitation, to AUEL and ACSI under the AUEL Administrative Services Agreement and the ACSI Administrative Services Agreement, respectively, and to Claims Third Parties and Underwriting Third Parties.
Section 12.04 Specific Performance. The parties recognize and agree that if for any reason any of the provisions of this Agreement are not performed in accordance with their specific terms or are otherwise breached, immediate and irreparable harm or injury would be caused for which money damages would not be an adequate remedy. Accordingly, each Party agrees that, in addition to any other available remedies, any other Party shall be entitled to an injunction restraining any violation or threatened violation of any of the provisions of this Agreement without the necessity of posting a bond or other form of security. In the event that any action should be brought in equity to enforce any of the provisions of this Agreement, no Party will allege, and each Party hereby waives the defense, that there is an adequate remedy at law.
Section 12.05 Notices. Any notice, direction, instruction, acknowledgment or other communication required or contemplated by this Agreement will be in writing and addressed to the parties as follows:
If to the Company:

Watford Insurance Company Europe Limited
First Floor, Grand Ocean Plaza
Ocean Village, Gibraltar
Attention: Steve Quinn
Fax no.:
Email:

with a copy (which shall not constitute notice) to:

Clifford Chance US LLP
31 West 52nd Street
New York, New York 10019
Attention: Gary D. Boss
Telecopier No.: (212) 878-8375
Telephone No.: (212) 878-8063

lf to AUL:

Arch Underwriters Ltd.

Waterloo House (First Floor)
100 Pitts Bay Road
Pembroke HM 08
Bermuda
Attention: Tim Peckett
Telecopier No.: (441) 278-9255
Telephone No.: (441) 278-9166

with a copy (which shall not constitute notice) to:

Cahill Gordon & Reindel, LLP
80 Pine Street
New York, New York 10005
Attention: John Schuster
Telecopier No.: (212) 269-5420
Telephone No.: (212) 701-3323

If to the Investment Manager:

Highbridge Principal Strategies, LLC
LLC 40 West 57th Street, 33rd Floor
New York, New York 10019
Attention: Kathy Choi
Telecopier No.: (212) 520-3848
Telephone No.: (212) 287-5548

Section 12.06 Binding Effect. This Agreement will be binding upon and inure to the benefit of the Company, AUL, each Indemnified Person, and their respective successors and permitted assigns. Any person that is not a signatory to this Agreement, but is nevertheless conferred any rights or benefits hereunder, e.g., members, managers, officers, directors, partners, Affiliates and employees of AUL or the Company and others who are entitled to indemnification hereunder, will be entitled to such rights and benefits as if such person were a signatory hereto, and the rights and benefits of such person hereunder may not be impaired without such person’s express written consent.
Section 12.07 Amendment and Waiver. No provision of this Agreement may be changed, waived or discharged or terminated orally, but only by an instrument in writing signed by the Party against which enforcement of the change, waiver, discharge or termination is sought. Notwithstanding the foregoing, the Underwriting Guidelines may be changed, modified or amended in accordance with Section 2.08.
Section 12.08 Governing Law. This Agreement is to be governed by, and construed in accordance with, the laws of the State of New York, without giving effect to its conflict of laws principles.

Section 12.09 Arbitration. Any dispute or claim arising out of or relating to this Agreement, including its formation and validity, shall be referred to arbitration. Arbitration shall be initiated by the delivery, by mail, facsimile, email or other reliable means, of a written demand for arbitration by one party to the other. The arbitration shall be held in New York, New York or such other place as the parties may mutually agree. Arbitration shall be conducted before a three-person Arbitration Panel selected by mutual agreement of the Parties or, failing such agreement, pursuant to the ARIAS•U.S. Umpire Selection Procedure. If any dispute involves AUL and both the Company and Watford Re (and/or Parent), the latter entities shall be considered to be one Party. The arbitrators and Umpire shall be either present or former executive officers of insurance or reinsurance companies or arbitrators certified by ARIAS•U.S. The arbitrators and Umpire shall not be under the control of either party, and shall have no financial interest in the outcome of the arbitration. The arbitrators and Umpire shall not be obligated to follow the strict rules of evidence. The decision of a majority of the Arbitration Panel shall be final and binding to the fullest extent permitted by law. The Arbitration Panel shall render its award in writing. Judgment upon the award may be entered in any court having jurisdiction. Unless the Arbitration Panel orders otherwise, each party shall pay an equal share of the fees and expenses of the arbitrators and of the other expenses of the arbitration.
Section 12.10 Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed an original, but all of which taken together will constitute one and the same instrument.
Section 12.11 Severability. If any provision of this Agreement will be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement will not be affected thereby.
Section 12.12 Headings. The headings contained in this Agreement are intended solely for convenience and will not affect the rights of the parties to this Agreement.
Section 12.13 Survival. The provisions of Sections 2.09 (but only to the extent required by Exhibit H) and 9.03 hereof, Articles VI, X, XI and XII hereof and Exhibits C and H hereto will survive the termination of this Agreement.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

IN PRESENCE OF	WATFORD INSURANCE COMPANY EUROPE LIMITED

/s/ Elizabeth Quinn	By:	/s/ Stephen Quinn
Name: Stephen Quinn
Title: Director

IN PRESENCE OF	ARCH UNDERWRITERS LTD.

/s/ Tim Peckett	By:	/s/ Maamoun Rajeh
Name: Maamoun Rajeh
Title: Director

Solely for the limited purposes set forth in Sections 2.08, 9.02(a)(iii), 12.07, and 12.13:

IN PRESENCE OF	HIGHBRIDGE PRINCIPAL STRATEGIES, LLC

/s/ Timothy Donnelly	By:	/s/ Faith Rosenfeld
Name: Faith Rosenfeld
Title: Chief Administrative Officer

EXHIBIT A
Underwriting Guidelines

1.	PML Guidelines:

(a)
Probable maximum loss (“PML”) arising from natural catastrophes will be modeled for each peak peril and peak zone in the Company’s portfolio consistent with the modeling approach then used by AUL Affiliates in their reinsurance business. The modeled PML, net of all reinsurances, for a 1-in-250 year event for each peak peril and peak zone will not exceed 10% of the Company’s PHS.

All lines of business with natural catastrophe exposure will be included in the projected portfolio PML, including property, marine, aviation, personal accident, and worker’s compensation catastrophe covers. Any Excepted Business shall be excluded.

(c)
Modeled PML, net of all reinsurances, arising from any Man Made Realistic Disaster Scenario (“RDS”) will not exceed, net of all reinsurances, 10% of the Company’s PHS. RDS defines industry insured losses arising from specified events, and it is commonly used in the industry to monitor peak exposures primarily at Lloyd’s. For each line of business, the RDS used to monitor the Company’s portfolio will be the same as the RDS used by AUL Affiliates to monitor their reinsurance portfolios.

(d)
Consistent with the approach then used by AUL Affiliates in their reinsurance business, the largest known aggregate limit exposed per Original Named Insured will be monitored for each line of business in the Company’s portfolio with a soft limit of 5% of the Company’s PHS, net of all reinsurances.

2.	Lines of Business To Be Written
All lines written or targeted by Arch insurance and reinsurance companies and permitted to be written pursuant to the Company’s Gibraltar insurance license, including, without limitation, U.K. motor Program business.

3.	Third Party Agreements
All Third Party Agreements shall comply with these Underwriting Guidelines.

4.	Type of Coverage
The Company will write insurance business

5.	Outward Reinsurance
AUL may negotiate and the Designated Employees may bind policy-specific or program-specific Outward Reinsurance up to an amount of $20,000,000 (or equivalent) limit any one risk

A-1

and/or any one occurrence and up to 25% of such policy’s or program’s estimated gross premium. Any program-specific Outward Reinsurance with estimated annual ceded premium in excess of such amount, and any whole account Outward Reinsurance may be bound only with the approval of the Underwriting Committee.

6.	Excepted Business
These Underwriting Guidelines shall not apply to Excepted Business.

A-2

EXHIBIT B
Schedule of Services
Section 1.      Services. Subject to the Underwriting Guidelines and the Business Framework (except in connection with Excepted Business) and the limitations of authority provided in Section 2.07 of this Agreement, AUL is authorized to, and hereby agrees to, perform the following services on behalf of the Company:

(a)	Formulate the Company’s overall portfolio of Covered Business in conformance with the Underwriting Guidelines and Business Framework (except in connection with Excepted Business);

(b)	Solicit and negotiate Covered Business and Third Party Agreements that comply with the Underwriting Guidelines and the Business Framework (except in connection with Excepted Business);

(c)	Supervise the Designated Employees;

(d)	Provide underwriting recommendations and approvals/disapprovals of Company underwriting and related decisions as set forth in Section 2.02(b);

(e)	Maintain on behalf of the Company at least one copy of the operative documentation of each Covered Contract underwritten hereunder to the extent provided to it by the Company;

(f)
Retain service providers in the ordinary course and establish fees to be paid to such service providers by or for the account of the Company in connection with services as may be needed from time to time with respect to the Covered Business, Third Party Agreements, Outward Reinsurance and the ARL Quota Share Reinsurance Agreement and the Watford Quota Share Reinsurance Agreement;

(g)	Solicit and negotiate Outward Reinsurance on behalf of the Company;

(h)	Administer Covered Business, Third Party Agreements, Outward Reinsurance and the ARL Quota Share Reinsurance Agreement and the Watford Quota Share Reinsurance Agreement;

(i)
Undertake such other usual and customary activities and services as may be necessary or advisable in connection with the foregoing, including without limitation those provided in Section 7.11 of the Agreement;

(j)	Employee benefit plan and human resources services;

(k)	Payroll-related administrative support services;

(l)	Assistance with the preparation of federal, state and local tax returns;

(m)
Accounting (including, without limitation, financial reporting including quarterly and annual statements and statutory audits, premium invoice/collection, individual bordereau for collections/reconciliation, data entry, accounting/financial audits);

(n)	Claims (review, payments, dispute handling, audits of Claims Third Parties);

(o)	Corporate compliance (including enterprise risk management and Sarbanes-Oxley controls);

(p)	Financial examination coordination;

(q)	Policy and underwriting legal services;

(r)	Policy forms- drafting, review and development;

(s)	Policy issuance;

(t)	Regulatory compliance;

(u)	Statistical reporting; and

(v)	Underwriting compliance (including, without limitation, systems review, cash handling, audits of Underwriting Third Parties).
Section 2.      Actuarial and Other Services. AUL agrees to provide actuarial support and other services to the Company with respect to the Covered Business, including the following:

(a)	preparation of pricing indications and projections of profitability on Covered Business;

(b)	utilizing and analyzing the results of Risk Modeling Systems, as required;

(c)	compiling aggregate limit and probable maximum loss data;

(d)	analyzing historical loss information and estimating loss reserves, as applicable;

(e)	booking of event specific paid loss and reserves;

(f)	booking of IBNR;

(g)	preparation of quarterly claims and financial reports with contract level information;

(h)	preparation of quarterly report explaining financial results for the quarter;

(i)	preparation of quarterly exposure aggregation accumulation report;

(j)	assist the Company in the formulation of the Company’s business plan, to be revised at least annually;

(k)	assist the Company in identifying the level of risk being assumed for Covered Business; and

(l)
update the Company at least quarterly as to the level of premium earned or expected to be earned for the current fiscal year. If notified by the Company that the level of premium income earned or expected to be earned by the Company is falling short of the objectives set forth in the business plan (i.e., the objective metrics to be agreed), AUL will offer such advice as is reasonably requested by the Company to permit the Company to examine (i) the current state of the property and casualty insurance market, (ii) the Company’s existing and potential lines of business and (iii) the Company’s current objectives. In such event, the Company and AUL will work together in good faith with a view towards determining the extent to which the premium earned by the Company can be increased by adding contracts which are within the Underwriting Guidelines and Business Framework, and are profitable on a modeled expected basis, or the taking of other actions, such as returning capital to Shareholders, without risking the Company’s then-current Rating Agency ratings.

Section 3.      ARL Quota Share Reinsurance Agreement and Watford Quota Share Reinsurance Agreement. AUL shall be responsible for record-keeping, accounting, reporting and other administrative services in respect of the ARL Quota Share Reinsurance Agreement and the Watford Quota Share Reinsurance Agreement.
Section 4.      Outward Reinsurance. AUL shall be responsible for record-keeping, accounting, reporting and other administrative services in respect of Outward Reinsurance.
Section 5.      Cooperation with Company Auditors, etc. AUL shall cooperate as reasonably necessary with the Company and the Company’s independent auditors in the annual and quarterly financial statement audits of the Parent and of the Company prepared in accordance with GAAP and in the audit of statutory financial statements of the Company as required by Bermuda and Gibraltar law.
Section 6.      Advertising and Promotion. AUL shall have the authority to use the Company’s name, logo or service mark in advertising or promotional material, including electronic material(s), and to prepare, print, publish and mail descriptive brochures and other promotional material related to the possible issuance by the Company of Covered Business.
Section 7.      Origination Expenses. AUL shall pay when due, from funds in the Claims Account, all applicable Origination Expenses.
Section 8.      Claims. The Company’s insureds shall be directed to send all notices of claims under Covered Business underwritten hereunder to AUL and/or any Claims Third Party as may be applicable. AUL and/or any Claims Third Party as may be applicable shall review such notices and determine on behalf of the Company whether to pay, deny or settle all claims under the Covered Business underwritten hereunder and control the investigation, adjustment, negotiation, settlement or defense of any claims in connection with such Covered Business and prepare, submit and handle any claims in respect of Outward Reinsurance, the ARL Quota Share

Reinsurance Agreement and the Watford Quota Share Reinsurance Agreement to reinsurers of the Company; provided, that AUL shall conduct any such investigation, adjustment, negotiation, settlement or defense of such claims in the same manner as if it were performing such services with respect to business of its Affiliates; provided, further that the payment or settlement of any claim in excess of £_ million shall be subject to the prior approval of the Claims Committee of the Company, such approval not to be unreasonably withheld or delayed.
Section 9.      Regulatory Inquiries and Customer Complaints. Upon the Company’s request, AUL shall advise and assist the Company with any inquiry, request or complaint from an insurance department, other regulatory agency, policyholder or claimant relating to Covered Business, Outward Reinsurance, the ARL Quota Share Reinsurance Agreement or the Watford Quota Share Reinsurance Agreement. A copy of both the original inquiry and the Company’s response shall be promptly provided to the AUL.
Section 10.      Salvage and Subrogation. AUL shall exercise all the rights of the Company to pursue and control salvage and subrogation recoveries in connection with Covered Business using outside attorneys, experts, advisers, consultants, witnesses and investigators determined by AUL as necessary; provided, that AUL shall pursue any such recoveries in the same manner as if it were pursuing such recoveries with respect to business of its Affiliates. When so requested in writing by AUL, the Company shall, at the expense of the Company,join in any pursuit of salvage and subrogation recoveries in connection with Covered Business.
Section 11.      Litigation and Arbitration. AUL shall promptly notify the Company of the initiation of any suit, arbitration proceeding or other legal proceeding against the Company or AUL served on AUL, or of any written or significant oral threat to initiate any suit, arbitration proceeding or other legal proceeding against the Company or AUL received by AUL. AUL shall promptly supply the Company with a description of the nature of such claim, suit, arbitration proceeding or other legal proceeding. AUL shall manage the investigation, negotiation, settlement or defense of any legal proceedings in connection with Covered Business or Outward Reinsurance. Both the selection and compensation of attorneys to represent the Company in any legal proceeding shall be approved in writing by the Company such approval not to be unreasonably withheld. The Company shall have the right after consultation with AUL to terminate the employment of any attorney, which in the Company’s reasonable opinion, has not performed in a satisfactory manner.
Section 12.      Notices Received by the Company. In the event the Company receives any notice, inquiry, complaint or claim or any written or significant oral threat to initiate legal proceedings relating to Covered Business, Third Party Agreements or Outward Reinsurance, the Company shall promptly (i) notify AUL, (ii) forward to AUL any such notices of or other correspondence relating to inquiries, complaints, claims or legal proceedings against the Company that it receives other than from AUL and (iii) inform the sending party (with a copy to AUL) to direct further notices and correspondence to AUL.
Section 13.      Delegation to AUEL and Quest. It is acknowledged and agreed that AUL will not be performing services in Gibraltar. It is understood and agreed that AUL will delegate the performance of administrative services to AUEL pursuant to the AUEL Administrative

Services Agreement and/or Quest pursuant to the Quest Administrative Services Agreement and may delegate the performance of other services to other Affiliates or, with the consent of the Company not to be unreasonably withheld, non-Affiliates.

EXHIBIT C
Fee Schedule
Section 1.    Definitions. Capitalized terms not defined in this Fee Schedule shall have the meanings provided in the Agreement to which this Fee Schedule is attached. The following definitions will apply for purposes of determining AUL’s fees hereunder:
“Acquisition Expenses” for any period, means as respects Covered Business the sum of A and B minus C where A= Underwriting Fees net of the amount of Underwriting Fees ceded under the Watford Quota Share Reinsurance, and B = Origination Expenses and Servicing Expenses net of the amounts ceded to the Watford Quota Share Reinsurance and the ARL Quota Share Reinsurance, and C = ceding commissions earned on Outward Reinsurance net of amounts credited to the Watford Quota Share Reinsurance Agreement and the ARL Quota Share Reinsurance Agreement.
“Adjusted Combined Ratio” for each Underwriting Year means the Combined Ratio for such Underwriting Year minus the UW Investment Ratio for such Underwriting Year.
“All Ceded Reinsurance” means the ARL Quota Share Reinsurance Agreement, the Watford Quota Share Reinsurance Agreement and Outward Reinsurance
“Annual Premium” means for any Underwriting Year as respects any calendar period Double Net Earned Premium during such calendar period in respect of Covered Business written during such Underwriting Period or, at AUL’s option as respects any underwriting transaction that does not generate earned premium or for which earned premium over a period of twelve months is not a reasonable proxy for cash collected (such as, without limitation, a loss portfolio transfer or an adverse development cover), cash collected on such transaction net of cash ceded under All Ceded Reinsurance.
“Anticipated Duration Treasury Note Rate” means for any month-end in respect of any Underwriting Year, the Treasury note rate for the duration which corresponds to the average weighted duration of the Covered Business written in the previous Underwriting Year as estimated by AUL; in the event that there is no published Treasury note rate for such duration, the rate shall be determined by linear interpolation of the published rates for the next shortest and longest durations for which published rates are available.
“Applicable Percentage” means for each Underwriting Year (A-B)/A, where: A= Gross Earned
Premium less earned premium ceded under Outward Reinsurance, and B = earned premium ceded under the ARL Quota Share Reinsurance Agreement. The Applicable Percentage at any given time shall be estimated on the basis of the information available at such time and shall be revised as more information becomes available (on a quarterly basis) with appropriate adjustments to be made to any prior payments made based on prior estimates.
“Calculation Date” means close of business on December 31 of the relevant calendar year to which the calculation pertains.

“Combined Ratio” for each Underwriting Year means (i) the sum of Incurred Loss and Incurred Acquisition Expenses for such Underwriting Year from the beginning of such Underwriting Year through the Calculation Date divided by (ii) Double Net Earned Premium for such Underwriting Year from the beginning of such Underwriting Year through the Calculation Date.
“Cumulative UW Float” means for any Underwriting Year as respects any calendar year the sum of the UW Float for each period for which Profit Commission, if any, has been determined from the beginning of such Underwriting Year through the Calculation Date.
“Cumulative UW Investment Income” means, for any Underwriting Year the sum of UW Investment Income for such Underwriting Year for each calendar year during the period from the beginning of such Underwriting Year through the Calculation Date; provided, however, that Cumulative UW Investment Income shall never be less than zero.
“Double Net Earned Premium” for any Underwriting Year means Net Earned Premium net of earned premium ceded under Outward Reinsurance.
“Extra Contractual Obligations” means any liability arising out of or in connection with Covered Business (whether in relation to claims handling or otherwise) imposed on the Company, including, without limitation, any settlement, judgment or award against the Company, for any amount that is not within the terms or conditions of the contract (including in excess of policy limits) in favor of an underlying cedent, an underlying cedent’s insured or any other claimant.
“Gross Earned Premium” for any Underwriting Year means gross premium earned on Covered Business written during such Underwriting Year by the Company.
“Incurred Acquisition Expense” for each Underwriting Year, means all Acquisition Expenses allocated to such Underwriting Year.
“Incurred Loss” means, for each Underwriting Year, all paid and outstanding Loss incurred by the Company plus IBNR in respect of Covered Business written during such Underwriting Year, in each case net of All Ceded Reinsurance.
“Loss” means all loss, Loss Adjustment Expense and Extra-Contractual Obligations.
“Loss Adjustment Expense” means allocated and unallocated loss adjustment expense including, without limitation, fees of any Claims Third Party to the extent not based on written or earned premium and fees of outside counsel consulted in claims negotiations, litigation, arbitrations, settlements or similar actions
“Net Earned Premium” for any Underwriting Year means Gross Earned Premium net of the sum of earned premium ceded under the ARL Quota Share Reinsurance Agreement and the Watford Quota Share Reinsurance Agreement, or, at AUL’s option, as respects any underwriting transaction that does not generate earned premium or for which earned premium over a period of twelve months is not a reasonable proxy for cash collected (such as, without limitation, a loss portfolio transfer or an adverse development cover), cash collected on such transaction net of cash ceded under the ARL Quota Share Reinsurance Agreement or the Watford Quota Share Reinsurance Agreement.
“Operating Expenses” for any calendar year means the Company’s general and administrative expenses for such calendar year, to the extent not included in Origination Expenses or Servicing Expenses, including, without limitation, amounts paid for employee compensation and benefits, directors’ fees, travel and entertainment, office operating expenses (including, without limitation, rent, utilities and supplies), information technology costs (including maintenance fees), professional fees for consultants, counsel, auditors and accountants, taxes, liability insurance and first-party insurance premiums, European license fees, amortization and depreciation, subscriptions, bank fees and any fees paid directly by the Company, or by way of reimbursement to AUL in respect of fees paid, to Quest. For the avoidance of doubt, Operating Expenses do not include Fees.
“Other Expense Factor” means for any calendar year 1.00 minus (one-half of the Operating Expenses for such calendar year divided by Gross Earned Premium for all Underwriting Years during such calendar year).
“Paid Loss” for any Underwriting Year as respects any calendar period means Loss actually paid during such calendar period in respect of Covered Business written during such Underwriting Year net of recoveries under All Ceded Reinsurance.
“Pounds” means Great British Pounds.
“Profit Commission Percentage” means (i) 96% minus the Adjusted Combined Ratio for such Underwriting Year, multiplied by (ii) 0.50.
“Quarterly Fees” means the Underwriting Fee and Run-Off Fee.
“Seconded Employee” means any Designated Employee and any employee of ARL seconded to AUL to assist AUL in performing services pursuant to this Agreement.
“Seconded Employee Expenses” for any period of time means the sum for every Seconded Employee of Allocated Costs. “Allocated Costs” means A/B x C x D x E, where:
A = the Seconded Employee’s annual salary and target bonus;
B = the sum of the annual salaries and target bonuses for all officers and employees of ARL;
C = the percentage of such Seconded Employee’s time dedicated to the provision of services pursuant to this Agreement during such period of time;
D = the operating expenses for such period of time of ARL; and

E = a factor equal to (i) 1.00 as respects Seconded Employee time dedicated to the provision of Underwriting Services, or (ii) 1.10 as respects Seconded Employee time dedicated to the provision of services other than Underwriting Services.
“Underwriting Services” means services encompassed by Sections l (a), (b), (d), (e), (g), (q), (r), (s) and (v) of the Schedule of Services and/or Section 7.11(i) through (ix) of this Agreement.
“Underwriting Year” means a calendar year during the Term or that portion of a calendar year which is included in the Term where the Term incepts and/or terminates during a calendar year.
“UW Float” means, for each Underwriting Year as respects each calendar year, (a) UW Investment Income for the prior calendar year, if any, plus (b) the product of the Annual Premium for such Underwriting Year during such calendar year and the Other Expense Factor, minus (c) the sum of the following amounts attributable to such Underwriting Year (I) that were paid by the Company during such calendar year: (i) Paid Loss; (ii) Run Off Fee net of the ARL Quota Share Reinsurance Agreement; and (iii) Profit Commission; and (II) Acquisition Expenses incurred in respect of Annual Premium earned during such calendar year .
“UW Investment Income” means, for each calendar year as respects each Underwriting Year, (i) the average of the Cumulative UW Float for such calendar year and the Cumulative UW Float for the preceding calendar year multiplied by (ii) the UW Year Investment Rate for such Underwriting Year.
“UW Investment Ratio” for each Underwriting Year shall be equal to the ratio derived by dividing Cumulative UW Investment Income for such Underwriting Year by Double Net Earned Premium for such Underwriting Year from the beginning of such Underwriting Year through the Calculation Date.
“UW Year Investment Rate” means (i) for the first Underwriting Year, the simple average of the 3-year Treasury note rates as at the end of each month of such Underwriting Year and as of the last Business Day of the month preceding such Underwriting Year, and (ii) for each subsequent Underwriting Year, the simple average of the Anticipated Duration Treasury Note Rates as at the end of each month of such Underwriting Year and as of the last Business Day of the month preceding such Underwriting Year. For the avoidance of doubt, as respects any Underwriting Year which is a calendar year, this will be an average of 13 rates, and the UW Year Investment Rate will not change for such Underwriting Year as respects subsequent calendar periods.
“UY Average FX Rate” means, for each Underwriting Year, the simple average of the applicable foreign exchange rate as at the last Business Day of each month of such Underwriting Year and as of the last Business Day of the month preceding such Underwriting Year. For the avoidance of doubt, as respects any Underwriting Year which is a calendar year, this will be an average of 13 rates, and the UY Average FX Rate will not change for such Underwriting Year as respects subsequent calendar periods.
Section 2.    AUL Fees.

(a)
Underwriting Fee. So long as any Covered Business remains in force (including any Renewals thereof (other than Excluded Business) actually written by the Company during the three-year period following the date of termination or expiration of this Agreement as contemplated in clause (a) of the Schedule of Post-Termination Obligations), AUL shall be entitled to receive (by way of deduction from the Claims Account pursuant to Section 2.09(a) of the Agreement) each quarter in respect of all Covered Business an underwriting fee (the “Underwriting Fee”) equal to 3.00% of the product of Gross Earned Premium and (1 minus the weighted average Ceded Percentage under the ARL Quota Share Reinsurance Agreement for such quarter) .

(b)
Profit Commission. AUL shall be entitled to receive a profit commission payable as set forth in Section 4(b) below (the “Profit Commission”) for each Underwriting Year in an amount equal to (i) the Profit Commission Percentage for such Underwriting Year multiplied by (ii) Double Net Earned Premium for such Underwriting Year from the beginning of such Underwriting Year through the Calculation Date; provided, however, that if the Adjusted Combined Ratio for an Underwriting Year is equal to or greater than 96%, the Profit Commission Percentage for such Underwriting Year shall be zero; and provided further that the foregoing Profit Commission calculations shall exclude from Covered Business Excluded Business.

(c)
Run-Off Fee. Following termination of this Agreement, so long as any Covered Business remains in force, in compensation for post-termination services to be provided by AUL as contemplated in clauses (a) and (c) of the Schedule of Post-Termination Obligations, AUL shall be entitled to receive (by way of deduction from the Claims Account pursuant to Section 2.09(a) of the Agreement) a quarterly run-off fee (the “Run-Off Fee”) equal to .25% of the average of gross unearned premiums and Loss reserves (including IBNR) for Covered Business in force during such quarter; provided, however, that no Run-Off Fee shall be payable to AUL in the event of a termination subject to clause (b) of the Schedule of Post-Termination Obligations; and provided further that the Company may, at its option, seek bona fide market quotes for the runoff of the Covered Business in force at termination within 30 Business Days of such termination, which quotes shall include all associated costs (including transition costs), in which case the Run-Off Fee shall be adjusted (up or down) to equal such market quote (the average if more than one quote is obtained).

(d)	Other Fees. A portion of the Investment Manager’s Performance Fee will be shared with AUL to the extent owed pursuant to an agreement among the Investment Manager, AUL and the Company.
Section 3.    Currency. All amounts used to calculate AUL Fees shall be in Pounds and all AUL Fees shall be paid in Pounds. If Premium and/or Loss amounts from any Covered Business are recorded in a currency other than Pounds, such amounts shall be converted to Pounds at the UY Average FX Rate.

Section 4.    Payment of Fees.

(a)
Quarterly Fees shall be due and payable quarterly in arrears. Within 60 days following the end of each calendar quarter for which Quarterly Fees are owed, AUL shall calculate the Quarterly Fees due for such calendar quarter and deliver a detailed invoice to the Company. The Quarterly Fees may be withdrawn by AUL from the Claims Account as set forth in Section 2.09(a) of the Services Agreement. To the extent the Claims Account is insufficient to pay the Quarterly Fees, the Company shall pay them to AUL from other funds. If Quarterly Fees are owed in connection with Renewals of Covered Business during the three-year period after termination or expiration of this Agreement and if, as contemplated by clause (a)(vi) of the Schedule of Post-Termination Obligations, the Company has retained an alternate service provider to provide services in connection with runoff of the book in force at termination or expiration, the Company shall, or shall cause such alternate service provider to, calculate the Quarterly Fees due for each such calendar quarter, deliver a statement explaining such calculations and pay such amounts to AUL.

(b)
The Profit Commission due for each Underwriting Year shall be calculated annually, earned over four years paid in arrears and thereafter adjusted annually over the ensuing fifteen years, as follows: Within 60 days following the end of each Underwriting Year, AUL shall calculate the Profit Commission due for such Underwriting Year and deliver a detailed invoice to the Company. Profit Commissions shall be due and payable no later than March 15 following the end of each Underwriting Year (or calendar year subsequent to the Term). With respect to each Underwriting Year, the Profit Commission shall be paid as follows: 40% on the first March 15 after the end of such Underwriting Year, 60% on the second March 15 after the end of such Underwriting Year (less the amount paid the preceding year); 80% on the third March 15 after the end of such Underwriting Year (less amounts paid in the preceding years); and 100% on the fourth March 15 after the end of such Underwriting Year (less amounts paid in the preceding years), with adjustments to continue to be made for fifteen years thereafter. If any calculation of Profit Commission determines that AUL was overpaid in prior years, the amount of any such overpayment shall be a deduction from Profit Commissions for other Underwriting Years due from the Company to AUL in the Profit Commission Report. Amounts owed to and from the parties for various Underwriting Years shall be offset against each other, and only the net amount shall be due; provided, however, that if the aggregate balance which otherwise would be due from the Company to AUL as of any March 15 for all Underwriting Years is negative, such amount shall not be due from AUL to the Company at such time, and the relevant experience shall be carried forward as respects determination of future Profit Commissions.

Section 5.    Expenses.
The Applicable Percentage of all out-of-pocket expenses incurred directly in connection with or pursuant to AUL’s performance of services pursuant to, and exercise of its duties under, this Agreement will be paid or reimbursed by the Company from time-to-time (but no less frequently than quarterly), including, without limitation:

(i)	Fees paid to AUEL pursuant to the AUEL Administrative Services Agreement and of fees paid to ACSI pursuant to the ACSI Administrative Services Agreement;

(ii)	Seconded Employee Expenses;

(iii)	Except to the extent paid directly by the Company, fees paid to Quest for administrative services pursuant to the Quest Administrative Services Agreement;

(iv)	Fees for industry statistical research and data related to lines of business targeted for the Company;

(v)	Third-party diligence expenses related to underwriting audit, transactional audits, and claims audits of existing or prospective insurance and reinsurance contracts;

(vi)	Fees of outside counsel consulted in the negotiation of Covered Business or Outward Reinsurance, or related to premium collections;

(vii)
Expenses incurred in connection with obtaining legal, tax, financial and accounting advice and the advice of other consultants and experts, and expenses of, or incurred in connection with obtaining, any other third-party service provider, in each case on behalf of the Company but exclusive of Loss Adjustment Expense; and

(viii)	Fees (including, without limitation, of outside counsel) incurred in connection with the formation of the Company and continued compliance with legal requirements and corporate formalities.

EXHIBIT D
Operating Guidelines
In performing the services required hereunder in connection with Covered Business, AUL shall ensure that it and each Designated Employee shall follow in all respects the guidelines set forth below:
1.At all times no fewer than two persons employed by AUL and responsible for underwriting insurance will be Designated Employees. All contracts of insurance and/or reinsurance entered into by the Company will be entered into on behalf of the Company by a Designated Employee. Designated Employees will carry business cards identifying themselves as employees of the Company. The Company will compensate AUL for the provision of the Designated Employees as provided in the Fee Schedule.

D-1

EXHIBIT E
Designated Employees
Kenneth Sharp
Brenton Tucker
Joel Bamogo
James Legere
Allison Pearce
William Soares
Raul Maldonado
Felix Vogler
Paula Lewin
Ian Macdonald
Jean-Philippe Latour
Alvaro Ortiz
Heejae Cho
AUEL officers

D-1

EXHIBIT F
Business Framework
Foundational Premise. AUL will perform its duties under the Services Agreement in accordance with the same high standard of care and degree of knowledge, skill and judgment that AUL’s Affiliates apply to their insurance and reinsurance business, as applicable.

F-1

EXHIBIT G
Rating Agencies

A.M. Best Company, Inc.

G-1

EXHIBIT H
Schedule of Post-Termination Obligations

(a)
In the event (A) AUL gives written notice that it will not renew this Agreement under Section 9.01, (B) AUL terminates this Agreement pursuant to Section 9.02(b)(i), (C) the Company terminates this Agreement pursuant to Section 9.02(a)(i), (ii), (iv), (v), (vi) or (vii), or (D) this Agreement is terminated under Section 9.01 as a consequence of termination of the Bermuda Services Agreement, and the termination of the Bermuda Services Agreement is based a provision thereof corresponding to (A), (B) or (C), then effective upon termination:

(i)
For a one-year period following termination or expiration, neither AUL nor any AUL Affiliate shall compete with the Company for (i.e., solicit or bind) Renewals of any Covered Business in force at termination or expiration of this Agreement; provided, however, that nothing shall prohibit AUL or any AUL Affiliate from soliciting or binding a Renewal of business written by any AUL Affiliate which is in-force at or immediately prior to such termination or expiration; provided further that after such one-year period, both the Company and AUL or its Affiliates shall be free to compete for Renewals of Covered Business.,

(ii)
If any Renewals of Covered Business (other than Renewals of Excluded Business) are actually written by the Company during the three-year period following the date of termination or expiration, the Underwriting Fees set forth in the Fee Schedule shall be due and payable to AUL in respect of such Renewals;

(iii)	the Company and AUL shall be free to compete for Renewals of any Excluded Business in force at termination or expiration of this Agreement;

(iv)	AUL will have no further authority hereunder, either directly or indirectly to underwrite any new Covered Business on behalf of the Company or to renew any Covered Business on behalf of the Company;

(v)
any employees or officers leased to the Company shall be terminated by the Company, and any such officers of the Company shall cease to be officers of the Company, as of the termination or expiration date;

(vi)
during the three-year period following the date of termination, the Company shall not directly or indirectly solicit or hire any former leased underwriters or dual officers or any other underwriters of AUL or any AUL Affiliate;

(vii)
AUL shall continue to provide the services set forth herein with respect to Covered Business, Outward Reinsurance, the ARL Quota Share Reinsurance Agreement and the Watford Quota Share Reinsurance Agreement in force at termination or expiration of this Agreement until all such Covered Business has expired and all losses in connection therewith have been settled or commuted and shall have the option to terminate any Covered Business on a runoff or cutoff basis or to commute such Covered Business in accordance with the terms of such Covered Business or in agreement with the counterparties thereto; provided, however, that if the Company terminates this Agreement pursuant to Section 9.02(a)(i), the Company shall retain an alternate service provider to provide such services in connection with the runoff of the book in force at termination or expiration (such alternate service provider to be subject to the approval of AUL not to be unreasonably withheld); and

(viii)
any Fees and expenses due under this Agreement prior to termination or accruing after the termination shall continue to be payable in accordance with the Fee Schedule as respects services rendered by AUL prior to termination; provided, however, that if the Company terminates this Agreement pursuant to Section 9.02(a)(i), AUL shall not be entitled to receive any Run Off Fees.

(b)
In the event (A) the Company terminates this Agreement pursuant to Section 9.02(a)(iii), or (B) this Agreement is terminated under Section 9.01 as a consequence of termination of the Bermuda Services Agreement, and the termination of the Bermuda Services Agreement is based Section 9.02(a)(iii) thereof, then effective upon termination:

(i)
For a one-year period following termination or expiration, neither AUL nor any AUL Affiliate shall compete with the Company for (i.e., solicit or bind) Renewals of any Covered Business in force at termination or expiration of this Agreement; provided, however, that nothing shall prohibit AUL or any AUL Affiliate from soliciting or binding a Renewal of business written by any AUL Affiliate which is in-force at or immediately prior to such termination or expiration; provided further that after such one-year period, both the Company and AUL or its Affiliates shall be free to compete for Renewals of Covered Business;

(ii)	the Company and AUL shall be free to compete for Renewals of any Excluded Business in force at termination or expiration of this Agreement;

(iii)
AUL will have no further authority hereunder, either directly or indirectly to underwrite any new Covered Business or renew any Covered Business on behalf of the Company or to provide any other services in respect of the Covered Business, the Outward Reinsurance, the ARL Quota Share Reinsurance Agreement or the Watford Quota Share Reinsurance Agreement;

(iv)
any employees or officers leased to the Company shall be terminated by the Company, and any such officers of the Company shall cease to be officers of the Company, as of the termination or expiration date;

(v)
during the three-year period following the date of termination, the Company shall not directly or indirectly solicit or hire any former leased underwriters or dual officers or any other underwriters of AUL or any AUL Affiliate; and

(vi)
any Fees and expenses due under this Agreement prior to termination or accruing after the termination shall continue to be payable in accordance with the Fee Schedule as respects services rendered by AUL prior to termination.

(c)
In the event (A) the Company gives written notice that it will not renew this Agreement pursuant to Section 9.01, (B) AUL terminates this Agreement pursuant to Section 9.02(b)(ii), (iii), (iv) or (v), or (C) this Agreement is terminated under Section 9.01 as a consequence of termination of the Bermuda Services Agreement, and the termination of the Bermuda Services Agreement is based a provision thereof corresponding to (A) or (B), then effective upon termination:

(i)	AUL will have no further authority hereunder, either directly or indirectly to underwrite any new Covered Business or renew any Covered Business on behalf of the Company;

(ii)	the Company and AUL shall be free to compete for Renewals of any Excluded Business in force at termination or expiration of this Agreement;

(iii)
any employees or officers leased to the Company shall be terminated by the Company, and any such officers of the Company shall cease to be officers of the Company, as of the termination or expiration date;

(iv)
during the three-year period following the date of termination or expiration, the Company shall not solicit or bind any Renewals of Covered Business (other than any Excluded Business) in-force at termination or expiration of this Agreement and shall not otherwise compete for business formerly produced through AUL (other than any Excluded Business);

(v)
AUL shall continue to provide the services set forth herein with respect to Covered Business, Outward Reinsurance, the ARL Quota Share Reinsurance Agreement and the Watford Quota Share Reinsurance Agreement in force at termination or expiration of this Agreement until all such Covered Business has expired and all losses in connection therewith have been settled or commuted and shall have the option to terminate any Covered Business on a runoff or cutoff basis or to commute such Covered Business in accordance with the terms of such Covered Business or in agreement with the counterparties thereto; provided, however, that if AUL terminates this Agreement pursuant to Section 9.02(b)(iv), the Company may not thereafter withdraw any funds from the Claims Account and AUL shall not thereafter be required to transfer funds from the Claims Account to the Investment Account or Investment Grade Account until all Covered Business has expired and all losses in connection therewith are settled or commuted and all Fees and expenses due to AUL under this Agreement have been received by AUL in full;

(vi)
any Fees and expenses due under this Agreement prior to termination or expiration or accruing after the termination or expiration shall continue to be payable in accordance with the Fee Schedule as respects services rendered by AUL prior or subsequent to termination or expiration; provided, however, that if AUL terminates this Agreement pursuant to Section 9.02(b)(iv), the Company may not thereafter withdraw any funds from the Claims Account and AUL shall not thereafter be required to transfer funds from the Claims Account to the Investment Account or Investment Grade Account until all Covered Business has expired and all losses in connection therewith have been settled or commuted and all Fees and expenses due to AUL under this Agreement have been received by AUL in full; and

(vii)
during the three-year period following the date of termination or expiration, the Company shall not directly or indirectly solicit or hire any Designated Employees or any other employees of AUL or any AUL Affiliate.